Exhibit 10.1
AGREEMENT
This Agreement (this “Agreement”), dated as of February 25, 2021, is by and between Bluescape Energy Partners, LLC, a Delaware limited liability company (the “Investor”), and Evergy, Inc., a Missouri corporation (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Investor and the Company agree as follows:
1.New Directors.
(a)    New Director Appointments. Simultaneously with the execution of this Agreement, the Board of Directors of the Company (the “Board”) shall take such actions as are necessary to (i) increase the size of the Board by two (2) directors to a total of fourteen (14) directors and (ii) appoint each of C. John Wilder (the “Investor Designee”) and Mary Landrieu (such person together with the Investor Designee, each, a “New Director” and, together, the “New Directors”) as members of the Board, in each case, in accordance with the Company’s Amended and Restated Articles of Incorporation (the “Articles”), the Company’s Amended and Restated By-laws (the “Bylaws”) and the General and Business Corporation Law of Missouri, and effective on March 1, 2021.
(b)    Nomination of New Directors at the 2021 and 2022 Annual Meetings. The Company agrees that, provided that a New Director continues to be a Qualified Candidate (as defined below) and is able and willing to serve on the Board:
(i)    (A) at the Company’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”), the Board will nominate such New Director for election as a director of the Company, with a term expiring at the Company’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting” and, together with the 2021 Annual Meeting, the “Specified Annual Meetings”) and (B) at the 2022 Annual Meeting, the Board will nominate such New Director for election as a director of the Company, with a term expiring at the Company’s 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”);
(ii)    the Board will recommend that the shareholders of the Company vote to elect such New Director as a director of the Company at each applicable Specified Annual Meeting;
(iii)    the Company will use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of such New Director at each applicable Specified Annual Meeting (for the avoidance of doubt, the Company will only be required to use substantially the same level of efforts as is used for the other director nominees of the Company with respect to such Specified Annual Meeting); and
(iv)    the Company will cause all Company Common Stock (as defined below) represented by proxies granted to it (or any of its Representatives (as defined below)) to be voted in favor of the election of such New Director as a director of the Company at each applicable Specified Annual Meeting to the extent permitted pursuant to such proxies.
(c)    Board Committees.
(i)    Immediately following the effectiveness of the appointment of both New Directors to the Board, the Board will take such action necessary to (i) reconstitute the membership of the Finance Committee of the Board (the “Finance Committee”) to consist of the New Directors, Paul M. Keglevic, David Campbell and a fifth director to be selected by the Board, (ii) appoint C. John Wilder as the sole Chair of the Finance Committee and (iii) during the Cooperation Period, maintain the size of the

Finance Committee at five (5) members. The charter of the Finance Committee shall be in the form attached hereto as Exhibit B and shall be publicly available on the Company’s website. Any amendment to such charter during the Cooperation Period will require the consent of the Investor.
(ii)    If any member of the Finance Committee is unable or unwilling to serve as a member, resigns as a member, is removed as a member or ceases to be a member for any other reason during the Cooperation Period (an “Exiting Member”) and such Exiting Member is the Investor Designee, the Investor shall be entitled to select a director serving on the Board at the time of such selection (including a Replacement New Director (as defined below)) to serve on the Finance Committee as a replacement for such Exiting Member; provided that, if the Investor (together with its Affiliates) does not have beneficial ownership of, or aggregate economic exposure to, at least the lesser of (x) $100 million of Company Common Stock or (y) 1% of the shares of Company Common Stock outstanding at such time, then the Company shall be entitled to select such replacement. If C. John Wilder is no longer a member of the Board for any reason, the Company shall be entitled to select the new Chair of the Finance Committee in its sole discretion.
(d)    Replacement New Director. If the Investor Designee (or any Replacement New Director) is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason (including as the result of a failure to receive the requisite number of votes at any applicable Specified Annual Meeting) during the Cooperation Period, and at such time the Investor (together with its Affiliates) has beneficial ownership of, or aggregate economic exposure to, at least the lesser of (x) $100 million of Company Common Stock or (y) 1% of the shares of Company Common Stock outstanding at such time, as promptly as practicable, the Company and the Investor shall cooperate with each other to select a mutually acceptable Qualified Candidate to be appointed to the Board as a substitute director (a “Replacement New Director”), and the Board will take all action necessary to appoint such person to serve as a director of the Company for the remainder of the Investor Designee’s term. Effective upon the appointment of a Replacement New Director to the Board, such Replacement New Director will be considered the Investor Designee for all purposes of this Agreement. Notwithstanding anything to the contrary herein, in the event that the Investor seeks to exercise any rights under Section 1(c)(ii) or this Section 1(d) that are contingent or conditioned on a beneficial ownership or aggregate economic exposure threshold, the Investor shall certify in writing to the Company that the Investor’s and its Affiliates’ beneficial ownership of, or aggregate economic exposure to, Company Common Stock is in excess of such applicable threshold as of the proposed time of any such exercise.
(e)    Company Policies. The parties to this Agreement acknowledge that each of the New Directors, upon appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policies and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”) and will have the same rights and benefits, including with respect to insurance, indemnification, compensation, fees and reimbursement of expenses, as are applicable to all non-employee directors of the Company; provided that C. John Wilder will be permitted to disclose confidential information regarding the Company to the Investor solely in accordance with the confidentiality agreement entered into by the Investor and the Company (the “Confidentiality Agreement”) simultaneously with the entry into this Agreement.
(f)    Board Size. The Company agrees that from the conclusion of the 2021 Annual Meeting until the 2023 Annual Meeting, the size of the Board will be no greater than fourteen (14) directors.
(g)    New Director Agreements, Arrangements and Understandings. The Investor agrees that neither it nor any of its Affiliates (as defined below) will (i) pay any compensation to any New

Director (including any Replacement New Director) for such person’s service on the Board or any committee thereof or (ii) have any agreement, arrangement or understanding, written or oral, with any New Director (including any Replacement New Director) regarding such person’s service on the Board or any committee thereof (including pursuant to which such person will be compensated for his or her service as a director on, or nominee for election to, the Board or any committee thereof), in each case other than any such agreements, arrangements or understandings between the Investor and C. John Wilder.
(h)    New Director Information. As a condition to any Replacement New Director’s appointment to the Board and to any New Director’s nomination for election as a director at the 2021 Annual Meeting or the 2022 Annual Meeting, as applicable, such Replacement New Director or New Director, as the case may be, will provide any information the Company reasonably requests, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards and information in connection with assessing eligibility, independence and other criteria applicable to directors and committee members or satisfying compliance and legal obligations, and will consent to appropriate background checks, in each case, to the extent consistent with the information and background checks required by the Company in accordance with past practice with respect to other members of the Board.
(i)    Termination. Notwithstanding anything in this Agreement to the contrary, the Company’s obligations under this Section 1 shall terminate, and the Investor shall have no rights under this Section 1, as a non-exclusive remedy for any material breach of this Agreement by the Investor, upon five (5) business days’ written notice by the Company to the Investor if such breach has not been cured within such notice period; provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.
2.    Cooperation.
(a)    Non-Disparagement. Each of the Investor and the Company agrees that, during the Cooperation Period (as defined below), the Company and the Investor will each refrain from making, and will cause their respective Affiliates and Representatives to refrain from making, any public ad hominem attack on or other public statement that disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (A) in the case of any such statements by the Investor or its Affiliates or Representatives: the Company and its Affiliates or any of its or their current or former Representatives, and (B) in the case of any such statements by the Company or its Affiliates or Representatives: the Investor and its Affiliates or any of their current or former Representatives, in each case including (x) in any statement, document or report filed with, furnished or otherwise provided to the SEC or any other governmental or regulatory agency, or in any discussions with governmental or regulatory officials or (y) in any press release, podcast, Internet or social media communication; provided, however, that the foregoing will not restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights under this Agreement.
(b)    Voting. During the Cooperation Period, the Investor will cause all of the outstanding shares of Company Common Stock that the Investor or any of its controlled Affiliates has the right to vote as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of shareholders of the Company, or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting: (i) in favor of each director (including each New Director) nominated and recommended by the Board for election at the Specified Annual Meetings; (ii) against any proposals or resolutions to remove any member of the Board; and (iii) otherwise in accordance with the recommendation of the Board on all other proposals or business that may be the subject of shareholder action at such meetings or written consents; provided, however, that the Investor and its Affiliates shall be permitted to vote in their sole discretion on any proposal related to any Extraordinary Transaction (as defined below).

(c)    Standstill. From the date of this Agreement until the Expiration Date (as defined below) or until such earlier time as the restrictions in this Section 2(c) terminate as provided herein (such period, the “Cooperation Period”), the Investor will not, and will cause its controlling and controlled Affiliates and its Representatives acting on its behalf (together with the Investor, the “Restricted Persons”), not to, directly or indirectly, without prior written invitation or authorization by the Company or the Board:
(i)    engage in, directly or indirectly, any “solicitation” (as such term is defined under the Exchange Act) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;
(ii)    knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person (A) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any Voting Securities, or (B) in conducting any type of referendum relating to the Company (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter);
(iii)    form, join or act in concert with any “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Voting Securities, other than solely with Affiliates of the Investor with respect to Voting Securities now or hereafter owned by them;
(iv)    acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of, any Voting Securities, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the Investor (together with their Affiliates) having beneficial ownership of, or aggregate economic exposure to, more than 2.0% of the shares of Company Common Stock outstanding at such time;
(v)    (make, or in any way participate in, any offer or proposal with respect to any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company or any of its subsidiaries or any of its or their respective securities or assets (each, an “Extraordinary Transaction”), either publicly or in a manner that would reasonably require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing will not restrict the Restricted Persons from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction initiated by a Third Party on the same basis as other shareholders of the Company);
(vi)    make any public proposal with respect to any material change in the capitalization, stock repurchase programs, dividend policy, management, business, strategy or corporate structure of the Company or any of its subsidiaries, except for such statements that are consistent with the Press Release (as defined below) or the provisions of this Agreement;

(vii)    enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than (A) this Agreement, (B) solely with Affiliates of the Investor or (C) granting proxies in solicitations approved by the Board;
(viii)    (A) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board (including, for the avoidance of doubt, by making a change to the size of the Board or proposing to fill any vacancies on the Board), except as set forth in this Agreement, (B) make or be the proponent of any shareholder proposal to the Company, (C) seek, alone or in concert with others, the removal of any member of the Board, (D) call or seek to call, alone or in concert with others, a special meeting of shareholders of the Company or (E) conduct a referendum of shareholders of the Company; provided that nothing in this Agreement will prevent the Investor or its Affiliates from taking actions in furtherance of identifying any Replacement New Director;
(ix)    institute, solicit or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing will not prevent any Restricted Person from (A) bringing litigation to enforce any provision of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or (D) exercising statutory appraisal rights;
(x)    make any request for books and records of the Company or any of its subsidiaries under Section 351.215 of the General and Business Corporation Law of Missouri, or other statutory or regulatory provisions providing for shareholder access to books and records;
(xi)    enter into any negotiations, agreements or understandings with any Third Party to take any action that any of the Restricted Persons are prohibited from taking pursuant to this Section 2(c);
(xii)    engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or other basket of securities) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would, in the aggregate or individually, result in the Investor (together with their Affiliates) ceasing to have a net long position (as defined in Rule 14e-4 under the Exchange Act) in the Company; or
(xiii)    make any request or submit any proposal to amend or waive the terms of this Agreement, in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal by the Company or any of the Restricted Persons;

provided that the restrictions in this Section 2(c)     will terminate automatically upon the earliest of: (i) as a nonexclusive remedy for any material breach of this Agreement by the Company (including its failure to appoint a New Director to the Board or any committee in accordance with Section 1), upon five (5) business days’ written notice by the Investor to the Company if such breach has not been cured within such notice period; provided that the Investor is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (ii) following such time as neither C. John Wilder nor any other Restricted Person is a member of the Board, the Company’s entry into (x) a definitive agreement providing for an Extraordinary Transaction that would result in the acquisition by any person of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company during the Cooperation Period, (y) one or more definitive agreements providing for the acquisition by the Company of one or more businesses or assets (other than rate base assets in the Company’s existing regulatory jurisdictions, including utility-scale energy projects) having an aggregate value exceeding 20% of the aggregate enterprise value of the Company during the Cooperation Period or (z) one or more definitive agreements providing for a transaction or series of transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 7.5% of the Company’s equity or equity equivalent securities (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period; (iii) following such time as neither C. John Wilder nor any other Restricted Person is a member of the Board, the commencement of any tender or exchange offer (by any person other than the Investor or its Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or any amendment thereto) that does not recommend that its shareholders reject such tender or exchange offer (provided that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer); (iv) such time as the Company files with the SEC or delivers to its shareholders any preliminary proxy statement, definitive proxy statement or proxy card in connection with the 2021 Annual Meeting or the 2022 Annual Meeting that does not nominate and/or recommend the election of the New Directors, in each case to the extent required by this Agreement, or otherwise is inconsistent with the terms of this Agreement; and (v) the adoption by the Board of any amendment to the Articles or the Bylaws, each as in effect on the date hereof, that would reasonably be expected to impair the ability of a shareholder to submit nominations of individuals for election to the Board or shareholder proposals in connection with any shareholder meeting to be held after the 2022 Annual Meeting. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 2(c)) will prohibit or restrict any of the Restricted Persons from (A) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party, (B) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person), (C) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, or (D) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or other basket of securities which may contain or otherwise reflect the performance of, any securities of the Company.
(d)    Private Communications Notwithstanding anything to the contrary contained in this Agreement, during the Cooperation Period the Investor and its Affiliates may initiate and hold private communications regarding any matter with the Company’s directors, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, investor relations personnel or advisors, so long as such private communications would not reasonably be expected to require any public disclosure thereof by the Company or the Restricted Persons. The Investor acknowledges and agrees that the directors of the Company may engage in discussions with the Investor and its Affiliates only subject to, and in accordance with, their respective fiduciary duties and other obligations to the Company and the Company Policies and, in the case of C. John Wilder, on the one hand, and the Investor, on the other hand, the Confidentiality Agreement.
3.    Public Announcement. Not later than 8:30 a.m. Eastern Time on February 26, 2021, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”) and file a Current Report on Form 8‑K disclosing the Company’s entry into this Agreement, which will be in form and substance reasonably acceptable to the Company and the Investor. None of the Company, the Investor or any of their respective Affiliates shall make any public statement regarding the subject matter of this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release.
4.    Representations and Warranties of the Company. The Company represents and warrants to the Investor as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
5.    Representations and Warranties of the Investor. The Investor represents and warrants to the Company as follows: (a) the Investor has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Investor, constitutes a valid and binding obligation and agreement of the Investor and is enforceable against the Investor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Investor does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Investor or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Investor is a party or by which it is bound.
6.    Disclaimer of Corporate Opportunity Doctrine. In connection with this Agreement, the Board has adopted resolutions with respect to the waiver of corporate opportunities in the form provided by the Company to the Investor on or prior to the date hereof. During such time as C. John Wilder is a member of the Board, the Company agrees not to revoke, amend or modify such resolutions without the prior written consent of the Investor.
7.    Definitions. For purposes of this Agreement:
(a)    the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the Investor and its Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the Investor, “Affiliates” shall not include any portfolio operating company of the Investor or its Affiliates;
(b)    the terms “beneficial ownership” and “beneficially own” have the respective meanings set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;
(c)    the term “Company Common Stock” means the Company’s common stock, no par value per share;
(d)    the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;
(e)    the term “Expiration Date” means the date immediately following the 2022 Annual Meeting;
(f)    the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;
(g)    the term “Qualified Candidate” means an individual who (i) qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors, (ii) does not have any agreement, arrangement or understanding, written or oral, with the Investor or any Affiliate of the Investor regarding such person’s service as a director of the Company and (iii) meets all other qualifications required for service as a director set forth in the Bylaws and the Company’s Corporate Governance Guidelines;
(h)    the term “Representative” means a party’s directors, members, partners, managers, officers, employees, agents and other representatives;
(i)    the term “SEC” means the U.S. Securities and Exchange Commission;
(j)    the term “Third Party” means any person that is not a party to this Agreement or a controlling or controlled Affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement; and
(k)    the term “Voting Securities” means the shares of Company Common Stock and any other securities thereof entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or other basket of securities which may contain or otherwise reflect the performance of, any securities of the Company.
8.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is transmitted to the email address set forth below, and receipt of such email is acknowledged, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 8:

if to the Company:

Evergy, Inc.
1200 Main Street
Kansas City, Missouri 64104
Attention:     Heather Humphrey
Email:         heather.humphrey@evergy.com

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Attention:     Erik R. Tavzel
Andrew C. Elken
Email:        etavzel@cravath.com
aelken@cravath.com

if to the Investor:

Bluescape Energy Partners, LLC
200 Crescent Court, Suite 1900
Dallas, TX 75201
Attention: Jonathan Siegler
E-mail: jsiegler@bluescapepartners.com

with a copy to:

Kirkland & Ellis LLP
609 Main St.
Houston, TX 77002
Attention:    Julian J. Seiguer, P.C.
Shubi Arora, P.C.
E-mail:        julian.seiguer@kirkland.com
shubi.arora@kirkland.com

9.    Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses.

10.    Specific Performance. The Company and the Investor acknowledge and agree that the other party would be irreparably injured by a breach of this Agreement, and monetary remedies would be inadequate to protect a party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to a party under this Agreement: (a) each party will be entitled to equitable relief by way of injunction or otherwise to prevent breaches or threatened breaches of any of the provisions of this Agreement, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.
11.    Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state. Each party hereto (a) irrevocably and unconditionally submits to the personal jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties hereto agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.
12.    Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement. Additionally, any such provision that is so held to be illegal, void or unenforceable shall be deemed deleted from this Agreement to the minimum extent necessary and replaced by a provision that is valid and enforceable and that as closely as practicable expresses the intention of such illegal, void or unenforceable provision.
13.    Termination. The obligations of the Investor and the Company under this Agreement will terminate on the date that is the end date of the Cooperation Period, unless another period is specifically set forth herein. Notwithstanding the foregoing: (a) Sections 8-18 of this Agreement will survive the termination of this Agreement; and (b) no termination of this Agreement will relieve any party of liability for any breach of this Agreement arising prior to such termination.
14.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties.
15.    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the Investor and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention of this Section 15 will be null and void.
16.    No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.
17.    Entire Understanding; Amendment. This Agreement (including its Exhibits), together with the Confidentiality Agreement and the Securities Purchase Agreement, between the Company and BEP Special Situations V LLC, dated as of the date hereto (including any Annex thereto), contains the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Investor.
18.    Interpretation and Construction. The Company and the Investor acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is expressly waived by the Company and the Investor, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For the avoidance of doubt, any reference to a Representative of the Company or any of its Affiliates in this Agreement shall not be deemed to be a reference to the Investor or any of their Affiliates, and vice versa.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

INVESTOR:

BLUESCAPE ENERGY PARTNERS, LLC

By: /s/ Jonathan Siegler
Name: Jonathan Siegler
Title: Managing Director and Chief
Financial Officer

[Signature Page — Investor]

COMPANY:

EVERGY, INC.

By: /s/ David A. Campbell
Name: David A. Campbell
Title: President and Chief Executive Officer

[Signature Page — Company]

EXHIBIT A
Form of Press Release
[Attached]

Evergy Appoints Utility Industry Veteran C. John Wilder and
Former U.S. Senator Mary L. Landrieu to Board of Directors

Reaches Agreement with Bluescape Energy Partners and Elliott Investment Management
Reaffirms Commitment to Sustainability Transformation Plan (STP) and
Expected 6% to 8% EPS CAGR Through 2024
C. John Wilder to Chair Finance Committee of the Board

KANSAS CITY, Mo. – February 26, 2021 – Evergy, Inc. (NYSE: EVRG) today announced that it has entered into agreements with Bluescape Energy Partners LLC (“Bluescape”) and Elliott Investment Management L.P. (“Elliott”) and certain of their respective affiliates. As part of the Bluescape agreement, C. John Wilder, Executive Chairman of Bluescape, and former U.S. Senator Mary L. Landrieu, will join the Evergy Board of Directors, effective March 1. These appointments bring two highly qualified directors with deep industry experience and a wealth of public policy knowledge to the Evergy Board.

Additionally, the composition of the five-member Finance Committee will be amended such that its members are David Campbell, Paul Keglevic, Tony Isaac, Landrieu and Wilder, who will serve as chair. As Evergy aspires to achieve top quartile performance across its business, the charter of the Finance Committee has been amended to include competitive analysis and benchmarking of the Company’s key operating, customer, financial and sustainability performance metrics.

“Evergy has made significant advancements as a forward-thinking, sustainable energy company,” said Mark Ruelle, Evergy Board Chair. “Our Sustainability Transformation Plan positions Evergy to drive even higher performance across our organization, and this agreement brings additional expertise to support its execution. Both John and Mary have proven track records creating significant value for all stakeholders, and we welcome them to the Board.”

In connection with the agreement, Bluescape will be making an equity investment of approximately $115 million in the Company by purchasing newly issued Evergy common shares. Bluescape will have the option to purchase additional Evergy common shares over the next three years at a per share price that is 20% higher than the current per share market price.

Ruelle continued, “The STP will enable us to deliver best-in-class earnings growth, optimize capital allocation and significantly increase operational efficiencies. Bluescape’s investment represents a strong vote of confidence in Evergy, our team and the value we can achieve through this plan.”

High Performance and the Sustainability Transformation Plan
Evergy reaffirmed the Company’s long-term earnings growth rate target of 6% to 8% per year from 2019 through 2024, consistent with top-performing utilities. Additionally, the Company looks forward to working with Wilder and Landrieu to implement the STP and to optimize the plan to generate industry-leading performance across the Company’s operating performance, financial performance and customer service functions. Evergy’s Board and leadership team are committed to executing the STP by:
•Continuing to improve regional rate competitiveness;
•Further advancing efficiency and operational performance, driving high performance in cost, operating metrics, and safety;
•Optimizing infrastructure investments, including updates to transmission and distribution infrastructure and customer-facing platforms, driving high performance in reliability and customer service;
•Developing and implementing a program to enable the sustainable transformation of the Company’s generation fleet, including investments in new renewable resources, while advancing the Company’s goals of reliability, sustainability, and affordability; and
•Continuing to focus on regulatory and stakeholder relationships to promote long-term policies that enhance reliability, sustainability, and affordability in Kansas and Missouri.
Evergy plans to hold an Investor Day in the third quarter of 2021 to update shareholders on the STP and the continued progress on its implementation.
“Continuous improvement is core to Evergy’s mission,” said David Campbell, Evergy President and Chief Executive Officer. “Through improved efficiency and operating performance, increased infrastructure investments, and the transition of our generation fleet, we will provide our customers with sustainable, reliable and affordable energy while driving superior shareholder value.”

“I am excited to join Evergy’s Board of Directors and make the most of this truly unique opportunity,” said Wilder. “I look forward to working with the Board, David, Kirk Andrews, Kevin Bryant, and the broader management team to refine and implement the STP for the benefit of all Evergy stakeholders. I believe Evergy can significantly improve its competitiveness with relentless execution of the STP, which will have the long-term benefit of making Evergy a more resilient and customer-centered company to thrive in the dramatically changing electric power industry.”

“We appreciate the constructive dialogue with Evergy’s Board, and more recently with David,” said Jeff Rosenbaum, Senior Portfolio Manager at Elliott. “We are pleased with Bluescape’s investment in Evergy. We believe that the appointment of Mary Landrieu to the Board and John Wilder’s new role as chair of the revamped Finance Committee will help the Company provide significant value for all stakeholders. We are confident that Evergy has the right plan and the right team in place.”

Pursuant to their agreements with the Company, Elliott and Bluescape have agreed to customary standstill, voting, and other provisions. The full agreement between Evergy and Bluescape, as well as Bluescape’s investment and the related agreements, will be filed on a Form 8-K with the SEC.

Advisors
Morgan Stanley & Co. LLC acted as lead financial advisor to Evergy and Goldman Sachs & Co. LLC also acted as financial advisor. Cravath, Swaine & Moore LLP is acting as legal advisor to Evergy.

About C. John Wilder
C. John Wilder is the Executive Chairman of Bluescape. Wilder serves on the boards of directors of several private portfolio companies. Wilder has previously served on the board of many private and public companies, including NRG and TXU Corp. He served in executive officer roles in TXU Corp., Entergy Corp., and Royal Dutch/Shell Group.

About Mary L. Landrieu
Senator Mary Landrieu served in the United States Senate for three terms, first elected in 1996. During her tenure, she was a member (and then Chair) of the Senate Energy and Natural Resources Committee, as well as a member of the Senate Armed Services Committee, the Appropriations Committee, and Chair of the Small Business and Entrepreneurship Committee. In her role as Chair of the Small Business Committee, she was the lead sponsor of the Small Business Jobs Act of 2010, which helped to create and retain over 650,000 American jobs. Prior to serving in the U.S. Senate, she served in the Louisiana State Legislature from 1979 - 1987. In 1987, she was elected State Treasurer and served with distinction for two terms. Senator Landrieu currently serves as Senior Policy Advisor at Van Ness Feldman LLP, a law and government relations firm, specializing in energy, environment and natural resources law. Senator Landrieu also serves on the Board of Directors of Tyler Technologies, Inc. (NYSE: TYL), where she serves on the nominating and governance committee.

About Evergy, Inc.
Evergy, Inc. (NYSE: EVRG) serves approximately 1.6 million customers in Kansas and Missouri. We were formed in 2018 when long-term local energy providers KCP&L and Westar Energy merged. We are a leader in renewable energy, supplying nearly half of the power we provide to homes and businesses from emission-free generation. We support our local communities where we live and work and strive to meet the needs of customers through energy savings and innovative solutions.

About Elliott
Elliott Investment Management L.P. manages approximately $41.8 billion of assets. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds under continuous management. The Elliott funds' investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

About Bluescape
Bluescape, founded in 2007, is an alternative investment firm that leverages its private capital, global network, and superior thinking to deliver differentiated long term investment performance in the broader energy and utility sectors. Bluescape employs a unique approach and long-term perspective, helping position companies for growth and value creation by providing capital and strategic oversight with its multi-disciplined team of executive-level managers, operators, strategic consultants, and restructuring advisors. It thrives to uncover investments exhibiting high performance potential where it seeks to build lasting partnerships. Bluescape thrives to create positive impacts for all of its stakeholders through its capital, operational capabilities, and long-term ownership model.

Forward Looking Statements
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements relating to our strategic plan, including, without limitation, those related to earnings per share, dividend, operating and maintenance expense and capital investment goals; the outcome of legislative efforts and regulatory and legal proceedings; future energy demand; future power prices; plans with respect to existing and potential future generation resources; the availability and cost of generation resources and energy storage; target emissions reductions; and other matters relating to expected financial performance or affecting future operations. Forward-looking statements are often accompanied by forward-looking words such as “anticipates,” “believes,” “expects,” “estimates,” “forecasts,” “should,” “could,” “may,” “seeks,” “intends,” “proposed,” “projects,” “planned,” “target,” “outlook,” “remain confident,” “goal,” “will” or other words of similar meaning. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the forward-looking information.
In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Evergy, Inc., Evergy Kansas Central, Inc. and Evergy Metro, Inc. (collectively, the Evergy Companies) are providing a number of risks, uncertainties and other factors that could cause actual results to differ from the forward-looking information. These risks, uncertainties and other factors include, but are not limited to: economic and weather conditions and any impact on sales, prices and costs; changes in business strategy or operations; the impact of federal, state and local political, legislative, judicial and regulatory actions or developments, including deregulation, re-regulation, securitization and restructuring of the electric utility industry; decisions of regulators regarding, among other things, customer rates and the prudency of operational decisions such as capital expenditures and asset retirements; changes in applicable laws, regulations, rules, principles or practices, or the interpretations thereof, governing tax, accounting and environmental matters, including air and water quality and waste management and disposal; the impact of climate change, including increased frequency and severity of significant weather events and the extent to which counterparties are willing to do business with, finance the operations of or purchase energy from the Evergy Companies due to the fact that the Evergy Companies operate coal-fired generation; prices and availability of electricity in wholesale markets; market perception of the energy industry and the Evergy Companies; the impact of the Coronavirus (COVID-19) pandemic on, among other things, sales, results of operations, financial condition, liquidity and cash flows, and also on operational issues, such as the availability and ability of our employees and suppliers to perform the functions that are necessary to operate the Evergy Companies; changes in the energy trading markets in which the Evergy Companies participate, including retroactive repricing of transactions by regional transmission organizations (RTO) and independent system operators; financial market conditions and performance, including changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; the transition to a replacement for the London Interbank Offered Rate (LIBOR) benchmark interest rate; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of physical and cybersecurity breaches, criminal activity, terrorist attacks and other disruptions to the Evergy Companies’ facilities or information technology infrastructure or the facilities and infrastructure of third-party service providers on which the Evergy Companies rely; ability to carry out marketing and sales plans; cost, availability, quality and timely provision of equipment, supplies, labor and fuel; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays and cost increases of generation, transmission, distribution or other projects; the Evergy Companies’ ability to manage their transmission and distribution development plans and transmission joint ventures; the inherent risks associated with the ownership and operation of a nuclear facility, including environmental, health, safety, regulatory and financial risks; workforce risks, including those related to the Evergy Companies’ ability to attract and retain qualified personnel, maintain satisfactory relationships with their labor unions and manage costs of, or changes in, retirement, health care and other benefits; disruption, costs and uncertainties caused by or related to the actions of individuals or entities, such as activist shareholders or special interest groups, that seek to influence our strategic plan, financial results or operations; the possibility that strategic initiatives, including mergers, acquisitions and divestitures, and long-term financial plans, may not create the value that they are expected to achieve in a timely manner or at all; difficulties in maintaining relationships with customers, employees, regulators or suppliers; and other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports filed by the Evergy Companies with the Securities and Exchange Commission (SEC). Reports filed by the Evergy Companies with the SEC should also be read for more information regarding risk factors. Each forward-looking statement speaks only as of the date of the particular statement. The Evergy Companies undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Media:
Gina Penzig
Manager, External Communications
Phone: 785-575-8089
Gina.Penzig@evergy.com
Media line: 888-613-0003

Investors:
Cody VandeVelde
Director, Investor Relations
Phone: 785-575-8227
Cody.VandeVelde@evergy.com

EXHIBIT B
Form of Finance Committee Charter
[Attached]

EVERGY, INC.
FINANCE COMMITTEE CHARTER
Amended February 25, 2021
A.Purpose
There will be a Finance Committee (the “Committee”) whose members will be appointed by the Board of Directors (the “Board”) of Evergy, Inc. (“Evergy”) to assist the Board in the oversight of Evergy and its subsidiaries (the “Company”).
The Committee’s primary purposes are to:
1)    Review matters relating to the financial condition, financing plans, and financial strategies of the Company and, as appropriate, make recommendations to the Board regarding the same.
2)    Review the capital requirements, capital structure, and capital allocation strategy, including the cost of capital, short and long-term financing plans, dividend policies, and treasury policies of the Company.
3)    Review and make recommendations to the Board regarding the Company’s annual budget, including significant capital expenditures.
4)    Review principal risks relating to or arising out of the Company’s practices concerning budgeting, financing, credit exposures, and energy trading and marketing and measures to address and mitigate such risks.
5)    Review the Company’s investor relations program, corporate insurance coverage, and reports regarding certain employee benefit plans and nuclear decommissioning trusts.
6)    Review the Company’s tax strategy and treasury practices.

B.    Membership
The Board shall appoint and remove members of the Committee, in each case, upon recommendation of the Nominating, Governance, and Corporate Responsibility Committee. The Committee shall be composed of three (3) or more directors, each of whom shall meet the independence requirements of the New York Stock Exchange (“NYSE”). The Board will designate one member of the Committee as Chair, based on the recommendation of the Nominating, Governance, and Corporate Responsibility Committee. The Chair shall be responsible for leadership of the Committee, including overseeing the agenda, presiding over the meetings, and reporting to the Board. If the Chair is unable to attend a Committee meeting, prior to such meeting, the Chair shall designate an acting Chair for such meeting or, if no such person is designated the Committee members present can designate an acting Chair for such meeting.
The Committee shall meet as often as the Committee may determine is appropriate to carry out its responsibilities and will maintain minutes of meetings and regularly report to the Board on the activities and actions of the Committee. The Committee will also perform an annual self-assessment of the Committee’s performance.
The Committee will meet periodically in closed executive session as required or requested by any member of the Committee.
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C.    Authority
The Committee has the authority to:
1)    Retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.
2)    Request any information it requires from employees, all of whom shall be directed to cooperate with the Committee, or any external parties, as necessary.
3)    Meet with Company officers, external auditors, or outside counsel retained by management, as necessary.
4)    Delegate any of its responsibilities to a subcommittee of one or more of its members (unless otherwise limited by the Board).
D.    Duties and Responsibilities
The Committee’s responsibilities and duties are as follows:
Finance
1)    Review, with the Company’s management, the Company’s financial plans.
2)    Review the Company’s financial performance, financial condition, and capital allocation priorities, including sources of liquidity, cash flow, and levels of indebtedness.
3)    Review the Company’s capital requirements and capital structure.
4)    Review the financing and investment plans and strategies of the Company and make recommendations to the Board regarding the issuance, remarketing, or redemption of securities, the establishment or amendment of credit facilities, capital contributions into subsidiaries, and any other financing transactions.
5)    Annually review and make recommendations to the Board regarding the Company’s budget, including capital expenditures or investments that are required to be approved by the Board.
6)    Review and make recommendations to the Board regarding the Company’s dividend policy and proposed dividend actions of the Company.
7)    Review and make recommendations to the Board regarding the financial implications of strategic transactions, such as mergers, acquisitions, joint ventures, strategic investments (including equity investments), reorganizations, and divestitures.
8)    Annually recommend to the Board annual funding for Evergy Ventures, Inc. (“Evergy Ventures”) and review investment returns related to Evergy Ventures.
9)    Review, and recommend to the Board for approval, the entry into new unrelated businesses, excluding those related to Evergy Ventures, prior to commitment as defined by the Board and delegated to the Committee.
10)    Review, advise, and make recommendations to the Board with respect to Company practices that allow financial speculation or the use of hedging or derivative instruments.
11)    Review the Company’s use or extension of guarantees or other forms of credit support.
12)    Act as the “pricing committee” on behalf the Board or the board of any significant subsidiary in connection with any public financing activities.
13)    Review the Company’s credit.
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Competitive Performance
14)    Review the key performance indicators measured on a) absolute basis, b) changes overtime, c) and benchmark against peer groups. Refer to Appendix I.
Risk
15)    Review and discuss with management the principal risks relating to or arising out of the Company’s practices concerning budgeting or financing and measures to address and mitigate such risks.
16)    Review and discuss with management activities related to the Company’s risk oversight committee, including risks related to energy trading and marketing and credit exposure, and measures to address and mitigate such risks.
Tax
17)    Periodically review with Company management the Company’s tax strategy, including risks related to tax.
18)    Periodically review with Company management the Company’s treasury activities.
Investor Relations
19)    Review the Company’s investor relations activities.
Other Committee Responsibilities
20)    Review all corporate insurance coverage, including risks related to insurance.
21)    In a non-fiduciary settlor capacity and solely on behalf of the Company as plan sponsor, review reports regarding funding levels, funded status, performance, and projected contributions to the Company’s pension plans and other benefit obligations.
22)    Review the funding level, status, performance, and projected contributions to the Company’s Nuclear Decommissioning Trust Funds.
23)    Periodically review and reassess the adequacy of this Charter and submit any proposed changes to the Board for approval, and have the revised Charter published.
24)    Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or Board deems necessary or appropriate.
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Appendix I: Competitive Analysis and Benchmarking
Key Performance Metrics To Be Affirmed/Modified/Developed By Management And Will Change Over Time

1.Customer Service/Reliability Excellence
1.1.    Reliability Performance
1.2.    Electric Rates Performance
1.3.    Customer Complaints Performance
1.5.    Energy Connection and Disconnection
1.6.    Cost Performance
2.HS&E Excellence
3.Operational Excellence
3.1.    Line Loss, Maintenance and Outages, Efficiency Performance
3.2.    Transmission and Distribution Cost Performance
3.3.    Generation Cost Performance
4.Regulatory Excellence
4.1.    Rate Cases and Settlements
4.2.    ROEs Performance
4.3.    Regulatory Disallowance
4.4.    Rate Base Growth
5.Sustainability Excellence
5.1.    Generation Portfolio Transition
5.2.    Energy Efficiency
5.3.    Bill Savings Efficiency
5.4.    Social Excellence
6.Financial Excellence
6.1.    G&A and O&M Cost Performance
6.2.    Capital Discipline
6.3.    Financial Flexibility and Capital Structure
6.4.    Liquidity and Solvency
6.5.    Shareholder Returns
6.6.    Reporting and Compliance
4